UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2005

STRATUS SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-15789 (Commission File Number)	22-3499261 (IRS Employer Identification Number)
500 Craig Road, Suite 201 Manalapan, New Jersey 07726 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 866-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
(17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
(17 CFR 240.13e-4 (c))

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Section 1 -	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On April 13, 2005, Stratus Services Group, Inc. (the “Company”) entered into a new three (3) year employment agreement with Michael A. Maltzman, CFO, (the “Agreement”). Mr. Maltzman’s prior agreement was terminable by either party without cause at any time. However, in the event that Mr. Maltzman’s prior agreement had been terminated without cause or by Mr. Maltzman with good reason, Mr. Maltzman would have been entitled to a severance payment equal to the greater of one month’s salary for each year worked or three months’ salary.

Under the new Agreement, Mr. Maltzman is entitled to a minimum annual salary of $175,000 for year one of the Agreement, $185,000 for year two of the Agreement, and $190,000 in year three of the agreement. This base salary is to be reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. During the term of the Agreement, if the Company is profitable, Mr. Maltzman is entitled to a bonus of three-tenths of one percent (3/10%) of the Company’s reported gross profits, for each financial quarter, such bonus to be payable within forty-five (45) days of completion of the applicable quarter, and such other bonus or bonuses as the Board in its discretion may determine to award him from time to time.

As further consideration for entering into the Agreement, Mr. Maltzman received immediately exercisable options to purchase 750,000 shares of the Company’s common stock, at an exercise price equal to the market price on the date of grant. Mr. Maltzman also received 250,000 shares of restricted Company common stock, vested evenly over a three (3) year period, and restricted as to transfer until vested. The Company will pay Mr. Maltzman an additional cash bonus of thirty-eight percent (38%) of the taxable income resulting to Mr. Maltzman from the grant of such restricted stock, in the year taxable to Mr. Maltzman. Mr. Maltzman is eligible for all benefits made available to senior executive employees, and is entitled to an automobile allowance.

In the event the Company terminates Mr. Maltzman without “Good Cause”, Mr. Maltzman will be entitled to severance compensation equal to the base salary then in effect, through the remainder of the three (3) year term, payable on a bi-monthly basis, plus any accrued and unpaid bonuses and unreimbursed expenses. As defined in the Agreement “Good Cause” shall exist only if Mr. Maltzman willfully or repeatedly fails in any material respect to perform his obligations under the Agreement, subject to certain opportunities to cure such failure; is convicted of a crime which constitutes a felony or misdemeanor or has entered a plea of guilty or no contest with respect to a felony or misdemeanor during his term of employment; has committed any act which constitutes fraud or gross negligence; or breaches confidentiality or non-competition provisions of the Agreement. Mr. Maltzman is also entitled to severance compensation in the event that he terminates the Agreement for “Good Reason” which includes the assignment to him of any duties inconsistent in any material respect with his position or any action which results in a significant diminution in his position, authority, duties or responsibilities; a reduction in his base salary unless his base salary is, at the time of the reduction in excess of $190,000 and the percentage reduction does not exceed the percentage reduction of the Company’s gross sales over the prior twelve month period; the Company requires Mr. Maltzman to be based at any location other than within 20 miles of its current executive office location; and, if the Agreement is not assumed by the surviving corporation, a Change in Control of the Company, which includes the acquisition by any person or persons acting as a group of beneficial ownership of more than 20% of the Company’s outstanding voting stock, mergers or consolidations of the Company which result in the holders of the Company’s voting stock immediately before the transaction holding less than 80% of the voting stock of the surviving or resulting corporation, the sale of all or substantially all of the Company’s assets, and certain changes in the Company’s senior management or Board of Directors.

In the event that the aggregate amount of compensation payable to Mr. Maltzman would constitute an “excess parachute payment” under the Internal Revenue Code of 1986, as amended, then the amount payable to Mr. Maltzman will be reduced so as not to constitute an “excess parachute payment.” Additionally, in the event that the aggregate severance and other compensation would be deemed “non-qualified deferred compensation” subject to any taxes, penalties, and/or interest for which Mr. Maltzman could be found liable if the same is deemed to be “non-qualified deferred compensation”, the Company shall reimburse Mr. Maltzman for any and all such additional taxes, penalties and interest.

Mr. Maltzman has agreed that during the term of the Agreement and for a period of one year following the termination of his employment, he will not engage in or have any financial interest in any business enterprise in competition with the Company that operates anywhere within a radius of 75 miles of any office maintained by the Company as of the date of termination.

Section 2 -	Financial Information
Item 2.02	Results of Operations and Financial Condition

On April 15, 2005, the Company issued a press release announcing that it expects a loss for the second fiscal quarter 2005. A copy of the Company’s press release is furnished as Exhibit 99.1 to this current report.

The information furnished under Item 2.02 of this current report, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Section 9 -	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release dated April 15, 2005 of Stratus Services Group, Inc. Re: Expected Loss For Second Fiscal Quarter 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Services Group, Inc.
(Registrant)

By: /s/ Joseph J. Raymond
Joseph J. Raymond
President and Chief Executive Officer

Dated: April 19, 2005

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